EXHIBIT (9)(b)

Consent of Counsel

[Sutherland, Asbill and Brennan LLP Letterhead]

April 1, 2005

Board of Directors

Transamerica Financial Life Insurance Company

Separate Account VA-2LNY

4333 Edgewood Road, NE

Cedar Rapids, IA. 52499-0001

RE:	Separate Account VA-2LNY
Dreyfus/Transamerica Triple Advantage NY Variable Annuity
File No. 333-104243/811-07368

Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the Statement of Additional Information contained in Post-Effective Amendment No. 2 to the Registration Statement to Form N-4 (file No. 333-104243) of the Separate Account VA-2LNY filed by Transamerica Financial Life Insurance Company with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

Sutherland Asbill & Brennan LLP

By:	/s/ Fred Bellamy
Fred Bellamy